EXHIBIT 99.1

Monarch Casino & Resort Reports Record Fourth Quarter and Full Year 2025 Financial Results

Declares Cash Dividend of $0.30 per Share Payable on March 16, 2026

RENO, Nev., Feb. 04, 2026 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported record operating results for the fourth quarter and full year ended December 31, 2025, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Increase	2025	2024	Increase
Net revenue	$140,003	$134,513	4.1%	$545,125	$522,186	4.4%

Net income	22,944(1)	4,211(2)	444.9%	101,392(1)	72,769(2)	39.3%

Adjusted EBITDA(3)	$51,805	$47,280	9.6%	$199,073	$180,394	10.4%

Basic EPS	$1.27	$0.23	452.2%	$5.55	$3.91	41.9%
Diluted EPS	$1.25(1)	$0.22(2)	468.2%	$5.43(1)	$3.84(2)	41.4%

(1)   For the fourth quarter and year ended December 31, 2025 Net income was negatively impacted by $7.0 million and $8.2 million, respectively, resulting in a Diluted EPS impact of $0.30 and $0.36, respectively, from the following:

  $2.75 million, or $0.12 per diluted EPS, from accrued interest expense relating to the principal judgment on the litigation between the Company and Monarch Black Hawk’s general contractor, PCL Construction Services, Inc.;
  $0.4 million, or $0.01 per diluted EPS for the quarter and $1.6 million, or $0.07 per diluted EPS for the year, from higher legal and consulting costs relating to the litigation with Monarch Black Hawk’s general contractor PCL Construction Services, Inc. and the Company’s ongoing appeal of the related judgment;
  $3.9 million, or $0.17 per diluted EPS, from accrual for other litigation expenses.

(2)   In the fourth quarter and year ended December 31, 2024 Net Income and Diluted EPS were negatively impacted by $27.6 million, or $1.14 per diluted EPS, of accrued loss relating to the principal judgment on the litigation between the Company and the Monarch Black Hawk’s general contractor, PCL Construction Services, Inc.
(3)   Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “With all-time high fourth quarter financial results, we delivered another record year in 2025. Fourth quarter net revenue and adjusted EBITDA increased year-over-year by 4.1% and 9.6%, respectively. Fourth quarter adjusted EBITDA margin increased by approximately 185 basis points from 35.1% in the fourth quarter of 2024 to a record fourth quarter margin of 37.0%. Full year 2025 adjusted EBITDA margin increased by approximately 197 basis points from 34.5% in 2024 to a record 36.5% in 2025.

“In the fourth quarter and full year, we increased market share year-over-year at both Atlantis and Monarch Black Hawk. We remain committed to the ongoing capital investment and enhancement at both properties and setting the standard for luxury resorts in each market. We continue to believe that we have opportunities to increase revenue in both markets, while deploying technology to reduce operating costs.

”In the fourth quarter of 2025, we purchased, in open market transactions, 445,715 shares of Monarch common stock for $41.0 million. For the full year, we have purchased 797,279 shares of common stock for $72.2 million.”

Summary of 2025 Fourth Quarter Operating Results
In the fourth quarter of 2025, the Company generated net revenues of $140.0 million compared to $134.5 million in the corresponding prior-year period. Casino revenue increased 5.3%, food and beverage (“F&B”) revenue increased 4.8% and hotel revenues decreased 1.9%, all compared to the same prior-year period.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2025 was $27.9 million compared to $27.8 million in the corresponding prior-year period. As a percentage of net revenue, SG&A expense decreased to 19.9% from 20.7% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue decreased to 35.8% during the fourth quarter of 2025 from 36.8% in the corresponding prior-year period, primarily due to improved labor management and operational efficiencies. During the fourth quarter of 2025, F&B operating expense as a percentage of F&B revenue decreased to 70.0% from 73.4% in the corresponding prior-year period due to labor and cost of sale efficiencies, as well as increases in F&B revenue per cover. Hotel operating expense as a percentage of hotel revenue increased to 36.2% in the fourth quarter of 2025 compared to 34.8% in the corresponding prior-year period primarily due to lower average cash rates at Monarch Black Hawk.

Net income and diluted EPS for the fourth quarter of 2025 increased 445% and 468%, respectively, reflecting the impact of the accrued loss in 2024 related to the Colorado court’s judgment on the litigation between the Company and the Monarch Black Hawk’s general contractor, PCL Construction Services, Inc., accrued interest expense in 2025 relating to the same judgment and year-over-year increase in legal and consulting costs relating to the same litigation and the appeal of the related judgment. In addition, in the fourth quarter of 2025, the Company accrued $3.9 million for other litigation expenses.

In the fourth quarter of 2025, the Company generated consolidated Adjusted EBITDA of $51.8 million, which represents a $4.5 million, or 9.6%, increase, compared to the corresponding prior-year period. In the year ended December 31, 2025, the Company generated consolidated Adjusted EBITDA of $199.1 million, representing $18.7 million, or 10.4%, increase, compared to the prior-year.

Credit Facility and Liquidity
As of December 31, 2025, the Company had cash and cash equivalents of $96.5 million and no borrowings under its credit facility.

Capital expenditures of $3.4 million in the fourth quarter of 2025 were funded from operating cash flow and primarily relate to ongoing maintenance capital expenditures at the Company’s two properties.

On December 15, 2025, the Company paid a cash dividend of $0.30 per share to stockholders of record as of December 1, 2025. The cash dividend was also funded from operating cash flow.

In the fourth quarter of 2025, the Company purchased, under its repurchase plan on the open market, 445,715 shares of its common stock for an aggregate amount of $41.0 million. The purchases were funded from operating cash flow. As of December 31, 2025, the Company has remaining authorization to purchase up to 1,152,761 additional shares under the repurchase plan.

Monarch believes its strong balance sheet and free cash flow favorably position the Company to continue investing in its properties and returning capital to stockholders through cash dividends and share repurchases. The Company continuously evaluates potential M&A transaction opportunities, which, if executed, could drive additional long-term value for stockholders.

Quarterly Dividend Declaration
Today, the Company announced a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on March 16, 2026 to stockholders of record as of March 2, 2026. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our cash dividends to stockholders; and, (iv) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  the judgment entered in PCL’s favor and against Monarch in the above-mentioned litigation in the amount of $74,627,657 (the “Judgment”), in Case No. 2019cv33368 in the District Court for the State of Colorado, City and County of Denver (the “Court”), including the outcome of any post-judgment motions filed by PCL in the Court for further release;
  the outcome of our appeal of the Judgment;
  our potential need to post other bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors, construction, equipment or staffing problems and delays, shortages of materials or skilled labor, environmental, health and safety issues, weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  the impact of the recently enacted tariffs on our business, including the potential increase in our operating costs;
  broad-based inflation, including wage inflation; and,
  the impact of the conflicts taking place in Ukraine, Israel, Iran, other areas of the Middle East and other parts of the world.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; retail store; a 30,000 square foot health spa and salon with an enclosed year-round pool; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024

Revenues
Casino	$81,205	$77,093	$313,819	$293,813
Food and beverage	34,147	32,581	130,202	127,474
Hotel	17,864	18,210	76,176	76,357
Other	6,787	6,629	24,928	24,542
Net revenues	140,003	134,513	545,125	522,186

Operating Expenses
Casino	29,091	28,371	113,745	109,172
Food and beverage	23,890	23,914	92,490	93,916
Hotel	6,472	6,330	26,394	26,221
Other	3,169	3,056	12,443	12,061
Selling, general and administrative	27,892	27,837	109,376	108,286
Depreciation and amortization	13,180	13,365	54,022	51,359
Other operating items, net	7,204	27,737	9,160	28,668
Total operating expenses	110,898	130,610	417,630	429,683
Income from operations	29,105	3,903	127,495	92,503

Interest income (expense), net	654	245	1,937	(104)
Income before income taxes	29,759	4,148	129,432	92,399
(Provision) benefit for income taxes	(6,815)	63	(28,040)	(19,630)
Net income	$22,944	$4,211	$101,392	$72,769

Earnings per share of common stock
Basic	$1.27	$0.23	$5.55	$3.91
Diluted	$1.25	$0.22	$5.43	$3.84

Basic	18,001	18,402	18,282	18,611
Diluted	18,388	18,758	18,660	18,971

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)
	December 31, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$96,468	$58,760
Receivables, net of provision for credit losses	11,067	10,257
Income taxes receivable	3,013	1,523
Inventories	9,089	9,296
Prepaid expenses and other	9,616	10,586
Total current assets	129,253	90,422
Property and equipment, net	556,668	575,287
Goodwill	25,111	25,111
Intangible and other assets, net	1,817	763
Total assets	$712,849	$691,583
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$44,924	$41,243
Construction accounts payable	50,209	51,101
Accrued expenses	54,049	53,198
Short-term lease liability	1,019	921
Total current liabilities	150,201	146,463
Deferred income taxes	11,626	13,348
Long-term lease liability	12,279	13,143
Other long-term liabilities	1,073	881
Total liabilities	175,179	173,835
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,544,290 shares issued and 17,819,020 outstanding at December 31, 2025; 19,364,531 shares issued and 18,436,540 outstanding at December 31, 2024	195	193
Additional paid-in capital	76,038	62,891
Treasury stock, 1,725,270 shares at December 31, 2025 and 927,991 shares at December 31, 2024	(136,411)	(63,686)
Retained earnings	597,848	518,350
Total stockholders' equity	537,670	517,748
Total liabilities and stockholders' equity	$712,849	$691,583

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income	$22,944	$4,211	$101,392	$72,769
Expenses:
Stock-based compensation	2,316	2,275	8,396	7,864
Depreciation and amortization	13,180	13,365	54,022	51,359
Provision for income taxes	6,815	(63)	28,040	19,630
Interest (income) expense, net	(654)	(245)	(1,937)	104
Construction litigation expenses (2)	502	135	2,382	799
Principal judgment on the construction litigation accrual (2)	2,748	27,620	2,748	27,620
Other litigation expenses accrual (2)	3,900	-	3,900	-
Lobbying expense to oppose the expansion of iGaming (2)	18	-	71	-
Loss (gain) on disposition of assets (2)	36	(18)	59	249
Adjusted EBITDA (1)	$51,805	$47,280	$199,073	$180,394

(1)   Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss (gain) on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)   Amount included in the "Other operating items, net" in the Consolidated Statement of Income.